Exhibit 17.1

June 29, 2010

Board of Directors
Surge Solutions Group, Inc.
SSGI, Inc.

Dear Sirs,

I hereby tender my resignation as Chief Financial Officer of Surge Solutions Group, Inc. and SSGI, Inc. effective June 30, 2010.  I appreciate the opportunity to serve as Surge’s Chief Financial Officer.  I will miss the challenges my role offered, as well as the many people with whom I worked.

I wish the company the best of luck in the future.

Regards,

/s/ Rodger Rees

Rodger Rees

CC:	Larry Glasscock
Chief Executive Officer